EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form S-1/A Registration Statement of our report, dated March 18, 2009, on the consolidated financial statements of Monarch Financial Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, and for each year in the three-year period ended December 31, 2008, which appears in this Form S-1/A Registration Statement and Preliminary Prospectus of Monarch Financial Holdings, Inc. to be filed on or about November 18, 2009. We also consent to the reference made to us under the caption “Experts.”

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia

November 18, 2009